Exhibit 10.16
WESTERN ALLIANCE BANCORPORATION
NOTICE OF GRANT OF CASH-SETTLED STOCK UNITS
The Participant has been granted an award of cash-settled Stock Units (the “Award”) pursuant to the Western Alliance Bancorporation 2005 Stock Incentive Plan, as amended and restated effective April 7, 2023 (the “Plan”), and the Cash-Settled Stock Unit Agreement attached hereto (the “Agreement”), as follows:

Participant:	________________________

Grant Date:	________________________

Number of Stock Units:	______, subject to adjustment as provided by the Agreement.

Vesting Schedule:
One-thirty sixth (1/36th) of the Stock Units will vest on the fifteenth (15th) day of each month during the thirty six (36) month period beginning on [DATE] and ending on [DATE] (each, a “Vesting Date”).

By their signatures below or by electronic acceptance or authentication in a form authorized by Western Alliance Bancorporation (the “Company”), the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan and the Agreement, both of which are made a part of this document. The Participant acknowledges that copies of the Plan, the Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

WESTERN ALLIANCE BANCORPORATION		PARTICIPANT

By:		Signature

Its:		Date

Address:	1 E. Washington St., Suite 1400	Address
Phoenix, AZ 85004, USA

ATTACHMENT(S):	Cash-Settled Stock Unit Agreement

WESTERN ALLIANCE BANCORPORATION
CASH-SETTLED STOCK UNIT AGREEMENT

Western Alliance Bancorporation (the “Company”) has granted to the Participant named in the Notice of Grant of Stock Units (the “Grant Notice”) to which this Cash-Settled Stock Unit Agreement (the “Agreement”) is attached an Award consisting of Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Western Alliance Bancorporation 2005 Stock Incentive Plan, amended and restated effective April 7, 2023 (the “Plan”), the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”) in the form most recently prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Grant Notice, this Agreement or the Plan.
1.    Definitions and Construction.
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.
(a)    “Plan Administrator” shall mean the Compensation Committee of the Board.
(b)    “Stock Unit” means, if such Stock Unit is then a Vested Stock Unit, a right to receive an amount in cash equal to the Fair Market Value of one (1) share of Stock, as of the applicable Vesting Date.
1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise.
2.    Administration.     All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Plan Administrator. All determinations by the Plan Administrator shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided that such officer has apparent authority with respect to such matter, right, obligation, or election. The Company intends that compensation provided pursuant to the Award shall not be treated as nonqualified deferred compensation for purposes of Section 409A of the Code pursuant to the exclusion of “short-term deferrals” as defined by Section 1.409A-1(b)(4) thereunder, and the provisions of this Agreement shall be construed and administered in a manner consistent with this intent.
3.    The Award.
3.1    Grant of Stock Units. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, a right to receive a number of Stock Units as set forth in the Grant Notice, subject to adjustment as provided in Section 9. The number of Stock Units ultimately earned by the Participant, if any, shall be that number of Stock Units which become Vested Stock Units.

3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Stock Units or the cash payments made upon settlement of the Stock Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or any Affiliate) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or any Affiliate) or for its benefit having a value not less than the par value of the shares of Stock.
4.    Vesting of Stock Units.
4.1    In General. Except as provided by Section 4.2 and Section 8, the Stock Units shall vest and become Vested Stock Units on the Vesting Date in such portions as provided by the Vesting Schedule in the Grant Notice.
4.2    Effect of Death or Termination Due to Disability. In the event of the Participant’s death or termination of Service due to Disability, any outstanding Stock Units will become Vested Stock Units as of the date of such death or termination of Service due to Disability.
5.    Termination of Service; Forfeiture of Unvested Stock Units. Except as provided by Section 4.2 and Section 8, in the event that the Participant’s Service terminates prior to any Vesting Date for any reason or no reason, with or without cause, the Participant shall immediately forfeit all outstanding Stock Units under this Award. The Participant shall not be entitled to any payment for such forfeited Stock Units.
6.    Settlement of the Award. As soon as administratively practicable, generally within thirty (30) days following each Vesting Date, the Company shall settle the applicable portion of the Award by paying to the Participant a sum of cash equal to the Fair Market Value, as of the applicable Vesting Date, of one (1) share of Stock for each one (1) Vested Stock Unit.
7.    Tax-Related Items.
7.1    Participant Responsible for Tax-Related Items. Regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) withheld by the Company. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including but not limited to the grant, vesting, or payment of the Stock Units, (ii) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any specific tax result and (iii) does not commit to and is under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for the Participant. If the Participant becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    7.2    Tax Withholding. In the event the Company determines that it must withhold any Tax-Related Items, the Participant agrees, as a condition of the grant of the Stock Units, to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the payment of the Stock Units. In addition, the Participant authorizes the Company to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from the Participant’s wages, salary, other cash compensation, and any cash payment in settlement of any portion of the Award, in an amount which does not exceed the maximum statutory tax rate in the applicable jurisdiction. The Company may refuse to pay out any Vested Stock Units if the Participant fails to comply with any obligations in connection with the Tax-Related Items.
8.    Corporate Transaction.
8.1    Effect of Corporate Transaction on the Award. In the event of a Corporate Transaction, the Vesting Date of any outstanding Stock Units shall be accelerated to the date immediately preceding the consummation of the Corporate Transaction (the “Accelerated Vesting Date”), conditioned upon the actual consummation of the Corporate Transaction.
8.2    Federal Excise Tax Under Section 4999 of the Code.
(a)    Excess Parachute Payment. In the event that any acceleration of vesting the Stock Units and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for by this Agreement in order to avoid such characterization.
(b)    Determination by Professional Tax Firm. To aid the Participant in making any election called for under Section 8.2(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 8.2(a), the Company shall request a determination in writing by professional firm then engaged by the Company for general tax purposes. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. As soon as practicable thereafter, the tax firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the tax firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the tax firm such information and documents as it may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the tax firm may charge in connection with its services contemplated by this Section 8.2(b).
9.    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number of Stock Units subject to the Award and/or the shares used to determine cash payment in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.

10.    Rights as a Stockholder or Employee. The Participant shall have no rights as a stockholder by virtue of the Award. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company or an Affiliate and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in Service interfere in any way with any right of the Company or any Affiliate to terminate the Participant’s Service at any time.
11.    Miscellaneous Provisions.
11.1    Compensation Recovery (Clawback). The Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd Frank Clawback Rules”), and (ii) the Company’s Dodd Frank Clawback Policy and any other policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant. For the avoidance of doubt, if the Dodd-Frank Clawback Rules and any implementing policy apply to the Participant, then the Company may take action against this Award or any proceeds the Participant receives from it to recover any erroneously awarded compensation the Participant may have received from the Company (whether related to this Award or otherwise), all in accordance with the Dodd-Frank Clawback Rules and the applicable implementing policy and subject to the requirements of applicable law.
11.2    Termination or Amendment. The Plan Administrator may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Corporate Transaction, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.
11.3    Nontransferability of the Award. Neither this Award nor any Stock Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
11.4    Unfunded Obligation. The Participant shall have the status of a general unsecured creditor of the Company. Any amounts payable to the Participant pursuant to the Award shall be an unfunded and unsecured obligation for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Plan Administrator or the Company and the Participant, or otherwise create any vested or beneficial interest in the Participant or the Participant’s creditors in any assets of the Company. The Participant shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Award.
11.5    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.6    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
11.7    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)    Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 11.7(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 11.7(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 11.7(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 11.7(a).
11.8    Integrated Agreement. The Grant Notice, this Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and will supersede any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice, the Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.
11.9    Applicable Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

11.10    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.